Exhibit 99.1
Michigan Consolidated Gas Company
Unaudited Consolidated Financial Statements as of and for the Quarter and Six Months Ended June 30,2010

Michigan Consolidated Gas Company

MICHIGAN CONSOLIDATED GAS COMPANY
CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

	Three Months Ended		Six Months Ended
	June 30		June 30
(in Millions)	2010	2009	2010	2009
Operating Revenues	$230	$289	$975	$1,048

Operating Expenses
Cost of gas	81	136	539	639
Operation and maintenance	67	118	175	232
Depreciation and amortization	22	27	48	53
Taxes other than income	15	13	31	26
Asset gains	—	(1)	—	(1)

	185	293	793	949

Operating Income (Loss)	45	(4)	182	99

Other (Income) and Deductions
Interest expense	16	16	33	32
Interest income	(2)	(2)	(4)	(4)
Other income	(1)	(2)	(3)	(5)
Other expenses	2	1	3	4

	15	13	29	27

Income (Loss) Before Income Taxes	30	(17)	153	72

Income Tax Provision (Benefit)	11	(5)	55	21

Net Income (Loss)	$19	$(12)	$98	$51

See Notes to Consolidated Financial Statements (Unaudited)

MICHIGAN CONSOLIDATED GAS COMPANY
CONSOLIDATED STATEMENTS OF FINANCIAL POSITION (UNAUDITED)

	June 30	December 31
(in Millions)	2010	2009
ASSETS
Current Assets
Cash and cash equivalents	$—	$2
Accounts receivable (less allowance for doubtful accounts of $134 and $134, respectively)
Customer	266	489
Affiliates	12	9
Other	7	40
Inventories
Gas	33	44
Materials and supplies	17	16
Gas customer choice deferred asset	74	107
Current deferred income taxes	43	46
Notes receivable
Affiliates	3	3
Other	3	3
Other	3	13

	461	772

Investments	23	50

Property
Property, plant and equipment	3,773	3,753
Less accumulated depreciation and amortization	(1,616)	(1,612)

	2,157	2,141

Other Assets
Regulatory assets	800	777
Net investment in lease	72	73
Notes receivable — affiliates	3	4
Prepaid pension costs — affiliates	167	154
Other	9	10

	1,051	1,018

Total Assets	$3,692	$3,981

See Notes to Consolidated Financial Statements (Unaudited)

MICHIGAN CONSOLIDATED GAS COMPANY
CONSOLIDATED STATEMENTS OF FINANCIAL POSITION (UNAUDITED)

	June 30	December 31
(in Millions, Except Shares)	2010	2009
LIABILITIES AND SHAREHOLDER’S EQUITY
Current Liabilities
Accounts payable
Affiliates	$16	$21
Other	159	181
Gas inventory equalization	68	—
Short-term borrowings
Affiliates	3	115
Other	—	327
Accrued gas cost recovery refund	22	25
Other	66	66

	334	735

Long-Term Debt	889	889

Other Liabilities
Deferred income taxes	382	363
Regulatory liabilities	638	626
Accrued pension liability — affiliates	32	33
Accrued postretirement liability — affiliates	215	218
Asset retirement obligations	118	114
Other	70	77

	1,455	1,431

Commitments and Contingencies (Notes 7 and 9)

Shareholder’s Equity
Common stock, $1 par value, 15,100,000 shares authorized, 10,300,000 shares issued and outstanding	534	509
Retained earnings	482	419
Accumulated other comprehensive loss	(2)	(2)

	1,014	926

Total Liabilities and Shareholder’s Equity	$3,692	$3,981

See Notes to Consolidated Financial Statements (Unaudited)

MICHIGAN CONSOLIDATED GAS COMPANY
CONSOLIDATED STATEMENT OF CASH FLOWS (UNAUDITED)

	Six Months Ended
	June 30
(in Millions)	2010	2009
Operating Activities
Net income	$98	$51
Adjustments to reconcile net income to net cash from operating activities:
Depreciation and amortization	48	53
Deferred income taxes and investment tax credits, net	12	4
Asset gains	—	(1)
Changes in assets and liabilities:
Accounts receivable, net	210	273
Inventories	10	7
Accrued pension and postretirement liability-affiliates	(3)	(40)
Prepaid benefit costs and due from affiliate	(13)	(15)
Accrued gas cost recovery	(3)	17
Accounts payable	(27)	(27)
Gas inventory equalization	68	96
Income, property and other taxes payable	34	10
Other assets	51	44
Other liabilities	(12)	10

Net cash from operating activities	473	482

Investing Activities
Plant and equipment expenditures	(61)	(91)
Proceeds from sale of assets	9	25
Other	28	(9)

Net cash used for investing activities	(24)	(75)

Financing Activities
Short-term borrowings, net	(439)	(372)
Capital contribution by parent company	25	—
Dividends on common stock	(35)	(25)
Other	(2)	(7)

Net cash used for financing activities	(451)	(404)

Net Increase (Decrease) in Cash and Cash Equivalents	(2)	3
Cash and Cash Equivalents at Beginning of Period	2	3

Cash and Cash Equivalents at End of Period	$—	$6

See Notes to Consolidated Financial Statements (Unaudited)

MICHIGAN CONSOLIDATED GAS COMPANY
CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDER’S
EQUITY AND COMPREHENSIVE INCOME (UNAUDITED)

				Accumulated
				Other
(Dollars in Millions,	Common Stock		Retained	Comprehensive
Shares in Thousands)	Shares	Amount	Earnings	Loss	Total
Balance, December 31, 2009	10,300	$509	$419	$(2)	$926
Net income	—	—	98	—	98
Capital contribution by parent company	—	25	—	—	25
Dividends declared on common stock	—	—	(35)	—	(35)

Balance, June 30, 2010	10,300	$534	$482	$(2)	$1,014

The following table displays other comprehensive income for the six-month periods ended June 30:

(in Millions)	2010	2009
Net income	$98	$51

Comprehensive income	$98	$51

See Notes to Consolidated Financial Statements (Unaudited)

Michigan Consolidated Gas Company
Notes to Consolidated Financial Statements (Unaudited)
NOTE 1 — BASIS OF PRESENTATION
These Consolidated Financial Statements should be read in conjunction with the Notes to Consolidated Financial Statements included in the 2009 Consolidated Financial Statements furnished on Form 8-K.
The accompanying Consolidated Financial Statements are prepared using accounting principles generally accepted in the United States of America. These accounting principles require management to use estimates and assumptions that impact reported amounts of assets, liabilities, revenues and expenses, and the disclosure of contingent assets and liabilities. Actual results may differ from the Company’s estimates.
The Consolidated Financial Statements are unaudited, but in the Company’s opinion include all adjustments necessary for a fair presentation of such financial statements. All adjustments are of a normal recurring nature, except as otherwise disclosed in these Consolidated Financial Statements and Notes to Consolidated Financial Statements. Financial results for this interim period are not necessarily indicative of results that may be expected for any other interim period or for the fiscal year ending December 31, 2010.
References in this report to “Company” and “MichCon” are to Michigan Consolidated Gas Company and its subsidiaries, collectively.
Certain prior year balances were reclassified to match the current year’s financial statement presentation.
NOTE 2 — SIGNIFICANT ACCOUNTING POLICIES
Stock-Based Compensation
The Company received an allocation of costs from DTE Energy associated with stock-based compensation of $2 million and $1 million for the three months ended June 30, 2010 and 2009, respectively, while such allocation was $4 million and $1 million for the six months ended June 30, 2010 and 2009, respectively.
NOTE 3 — NEW ACCOUNTING PRONOUNCEMENTS
Variable Interest Entity (VIE)
In June 2009, the Financial Accounting Standards Board (FASB) issued Accounting Standards Update (ASU) 2009-17, Amendments to FASB Interpretation 46(R). This standard amends the consolidation guidance that applies to VIEs and affects the overall consolidation analysis under Accounting Standards Codification (ASC) 810-10, Consolidation. The amendments to the consolidation guidance affect all entities and enterprises currently within the scope of ASC 810-10, as well as qualifying special purpose entities that are currently outside the scope of ASC 810-10. Accordingly, the Company reconsidered its previous ASC 810-10 conclusions, including (1) whether an entity is a VIE, (2) whether the enterprise is the VIE’s primary beneficiary, and (3) what type of financial statement disclosures are required. ASU 2009-17 is effective as of the beginning of the first fiscal year that begins after November 15, 2009. The adoption of ASU 2009-17 on January 1, 2010 had no impact on the Consolidated Financial Statements.
Fair Value Measurements and Disclosures
In January 2010, the FASB issued ASU 2010-06, Improving Disclosures about Fair Value Measurements. ASU 2010-06 requires details of transfers in and out of Level 1 and 2 fair value measurements and the gross presentation of activity within the Level 3 fair value measurement roll forward. The new disclosures are required of all entities that are required to provide disclosures about recurring and nonrecurring fair value measurements. The Company adopted ASU 2010-06 effective January 1, 2010, except for the gross presentation of the Level 3 fair value measurement roll forward which is effective for annual reporting periods beginning after December 15, 2010 and for interim reporting periods within those years. See Note 4.

NOTE 4 — FAIR VALUE
Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date in a principal or most advantageous market. Fair value is a market-based measurement that is determined based on inputs, which refer broadly to assumptions that market participants’ use in pricing assets or liabilities. These inputs can be readily observable, market corroborated or generally unobservable inputs. The Company makes certain assumptions it believes that market participants would use in pricing assets or liabilities, including assumptions about risk, and the risks inherent in the inputs to valuation techniques. Credit risk of the Company and its counterparties is incorporated in the valuation of assets and liabilities through the use of credit reserves, the impact of which is immaterial for the six months ended June 30, 2010 and the year ended December 31, 2009. The Company believes it uses valuation techniques that maximize the use of observable market-based inputs and minimize the use of unobservable inputs.
A fair value hierarchy has been established, which prioritizes the inputs to valuation techniques used to measure fair value in three broad levels. The fair value hierarchy gives the highest priority to quoted prices (unadjusted) in active markets for identical assets or liabilities (Level 1) and the lowest priority to unobservable inputs (Level 3). In some cases, the inputs used to measure fair value might fall in different levels of the fair value hierarchy. All assets and liabilities are required to be classified in their entirety based on the lowest level of input that is significant to the fair value measurement in its entirety. Assessing the significance of a particular input may require judgment considering factors specific to the asset or liability, and may affect the valuation of the asset or liability and its placement within the fair value hierarchy. The Company classifies fair value balances based on the fair value hierarchy defined as follows:
•	Level 1 — Consists of unadjusted quoted prices in active markets for identical assets or liabilities that the Company has the ability to access as of the reporting date.

•	Level 2 — Consists of inputs other than quoted prices included within Level 1 that are directly observable for the asset or liability or indirectly observable through corroboration with observable market data.

•	Level 3 — Consists of unobservable inputs for assets or liabilities whose fair value is estimated based on internally developed models or methodologies using inputs that are generally less readily observable and supported by little, if any, market activity at the measurement date. Unobservable inputs are developed based on the best available information and subject to cost-benefit constraints.
The following table presents assets measured and recorded at fair value on a recurring basis as of June 30, 2010:

				Balance at
(in Millions)	Level 1	Level 2	Level 3	June 30, 2010
Assets:
Investments (1) (2)	$1	$—	$—	$1

Net Assets at June 30, 2010	$1	$—	$—	$1

(1)	Excludes cash surrender value of life insurance investments.

(2)	Included in the Consolidated Statements of Financial Position in Investments.
Investments hold money market debt securities through a publicly traded institutional mutual fund, valued using quoted market prices in actively traded markets. MichCon has obtained an understanding of how these prices are derived, including the nature and observability of the inputs used in deriving such prices. Additionally, MichCon selectively corroborates the fair values of securities by comparison of market-based price sources.
Transfers between Levels 1, 2 or 3 are reflected as if they had occurred at the beginning of the period. No significant transfers between Levels 1, 2 or 3 occurred in the six months ended June 30, 2010.

Fair Value of Financial Instruments
The fair value of long-term debt is determined by using quoted market prices when available and a discounted cash flow analysis based upon estimated current borrowing rates when quoted market prices are not available. The table below shows the fair value relative to the carrying value for long-term debt securities. Certain other financial instruments, such as notes payable, customer deposits and notes receivable are not shown as carrying value approximates fair value.

	June 30, 2010		December 31, 2009
	Fair Value	Carrying Value	Fair Value	Carrying Value
Long-Term Debt	$1 billion	$889 million	$942 million	$889 million
NOTE 5 — FINANCIAL AND OTHER DERIVATIVE INSTRUMENTS
The Company recognizes all derivatives on the Consolidated Statements of Financial Position at their fair value unless they qualify for certain scope exceptions, including the normal purchases and normal sales exception. Further, derivatives that qualify and are designated for hedge accounting are classified as either hedges of a forecasted transaction or the variability of cash flows to be received or paid related to a recognized asset or liability (cash flow hedge), or as hedges of the fair value of a recognized asset or liability or of an unrecognized firm commitment (fair value hedge). For cash flow hedges, the portion of the derivative gain or loss that is effective in offsetting the change in the value of the underlying exposure is deferred in Accumulated other comprehensive income and later reclassified into earnings when the underlying transaction occurs. For fair value hedges, changes in fair values for both the derivative and the underlying hedged exposure are recognized in earnings each period. Gains and losses from the ineffective portion of any hedge are recognized in earnings immediately. For derivatives that do not qualify or are not designated for hedge accounting, changes in the fair value are recognized in earnings each period. Gains and losses from the ineffective portion of any hedge are recognized in earnings immediately.
The Company’s primary market risk exposure is associated with commodity prices, credit and interest rates. MichCon has risk management policies to monitor and manage market risks.
Commodity Price Risk
The Company has fixed-priced contracts for portions of its expected gas supply requirements through 2013. These gas supply contracts are designated and qualify for the normal purchases and sales exemption and are therefore accounted for under the accrual method. The Company may also sell forward transportation and storage capacity contracts. Forward transportation and storage contracts are not derivatives and are therefore accounted for under the accrual method.
Credit Risk
The Company is exposed to credit risk if customers or counterparties do not comply with their contractual obligations. MichCon maintains credit policies that significantly minimize overall credit risk. These policies include an evaluation of potential customers’ and counterparties’ financial condition, credit rating, collateral requirements or other credit enhancements such as letters of credit or guarantees. The Company generally uses standardized agreements that allow the netting of positive and negative transactions associated with a single counterparty.
The Company maintains a provision for credit losses based on factors surrounding the credit risk of its customers, historical trends, and other information. Based on the Company’s credit policies and its June 30, 2010 provision for credit losses, the Company’s exposure to counterparty nonperformance is not expected to result in material effects on the Company’s financial statements.

Interest Rate Risk
MichCon occasionally uses treasury locks and other interest rate derivatives to hedge the risk associated with interest rate market volatility. In 2004, MichCon entered into an interest rate derivative to limit its sensitivity to market interest rate risk associated with the issuance of long-term debt. Such instrument was designated as a cash flow hedge. The Company subsequently issued long-term debt and terminated the hedge at a cost that is included in accumulated other comprehensive loss. Amounts recorded in other comprehensive loss will be reclassified to interest expense as the related interest affects earnings through 2033.
NOTE 6 — ASSET RETIREMENT OBLIGATIONS
A reconciliation of the asset retirement obligations for the six months ended June 30, 2010 follows:

(in Millions)
Asset retirement obligations at December 31, 2009	$114
Accretion	4

Asset retirement obligations at June 30, 2010	$118

NOTE 7 — REGULATORY MATTERS
Energy Optimization (EO) Plan
In March 2009, MichCon filed an EO Plan with the Michigan Public Service Commission (MPSC) as required under 2008 PA 295. The EO Plan application is designed to help each customer class reduce their gas usage by: (1) building customer awareness of energy efficiency options and (2) offering a diverse set of programs and participation options that result in energy savings for each customer class. In March 2010, MichCon filed an amended EO Plan with the MPSC. MichCon’s amended EO Plan proposed the recovery of EO expenditures for the period 2010-2015 of $150 million and further requested approval of surcharges that are designed to recover these costs, including a financial incentive mechanism. The MPSC has approved the amended EO Plan and the surcharge and tariff sheets reflecting the exclusion of the financial incentive mechanism. The disposition of the financial incentive mechanism is expected to be addressed in the EO reconciliation case.
2009 Gas Rate Case Filing
On June 3, 2010, the MPSC issued an order in MichCon’s June 9, 2009 rate case filing. The MPSC approved an annual revenue increase of $119 million. Included in the approved increase in revenues was a return on equity of 11% on an expected permanent capital structure of 50.4% equity and 49.6% debt. The rate order includes a $22 million impact of lower depreciation rates as ordered by the MPSC in March 2010, effective April 1, 2010. Since the final rate relief ordered was less than the Company’s self-implemented rate increase of $170 million effective on January 1, 2010, the MPSC ordered refunds for the period the self-implemented rates were in effect. MichCon has recorded a refund liability of $17 million at June 30, 2010, representing the estimated refund due customers, including interest. The MPSC ordered MichCon to file a refund plan by September 3, 2010.
Other key aspects of the MPSC order include the following:
•	Continued application of an Uncollectible Expense Tracking Mechanism with two modifications. The base amount was increased prospectively from $37 million to $70 million with an 80/20 percent sharing of the expenses (modified from 90/10) above or below the base amount.

•	Implementation of a pilot Revenue Decoupling Mechanism, effective July 1, 2010, that will require MichCon to recover or refund the change in distribution revenue resulting from the difference in weather-adjusted average sales per customer by rate schedule compared to the base average sales per customer by rate schedule established in the MPSC order.

•	Approval of the recovery of previously expensed CTA. In 2005, the Company initiated a company-wide review of its operations called the Performance Excellence Process. The Company incurred CTA restructuring expense for employee severance, early retirement programs and other costs which include project management and consultant support. In

September 2006, the MPSC issued an order approving a settlement agreement that allowed MichCon, commencing in 2006, to defer the incremental CTA and provided for amortization of the CTA deferral over a ten-year period beginning with the year subsequent to the year the CTA was deferred. The September 2006 order did not provide a regulatory recovery mechanism, therefore MichCon expensed CTA incurred during the period 2006 through 2008. The June 3, 2010 MPSC order provided for recovery of the regulatory unamortized balance of CTA. At June 30, 2010, MichCon deferred and recognized in income approximately $32 million ($20 million after-tax) of previously expensed CTA. The non-pension component of CTA of approximately $21 million is included in Regulatory assets. The pension component of CTA of approximately $11 million is included in Regulatory liabilities.
2010 Gas Rate Case Filing
MichCon filed a general rate case on July 27, 2010 based on a fully projected 2011 test year. The filing with the MPSC requested a $51 million increase in revenues that is required to recover higher costs associated with increased investments in net plant, the impact of sales reductions due to customer conservation and the economic conditions in Michigan, lower projected midstream revenues resulting from reduced storage capacity and MichCon’s shift to a lower risk predominantly long-term storage contract portfolio from a higher risk predominantly short-term storage contract portfolio, and increasing operating costs.
Gas Cost Recovery (GCR) Proceedings
The GCR process is designed to allow MichCon to recover all of its gas supply costs if incurred under reasonable and prudent policies and practices. The MPSC reviews these costs, policies and practices for prudence in annual plan and reconciliation filings.
The following table summarizes MichCon’s GCR reconciliation filing currently pending with the MPSC:

Net Over-recovery,
GCR Year	Date Filed	including interest	GCR Cost of Gas Sold
2008-2009	June 2009	$5.4 million	$1.2 billion

2009-2010	June 2010	$5.9 million	$1.0 billion
Gas Main Renewal Program
On July 30, 2010, MichCon filed a gas main renewal program as required by the MPSC in its last general rate case order. MichCon proposes to implement a 10-year gas main renewal program beginning in 2012 which would require capital expenditures of approximately $17 million per year for renewing gas distribution mains, retiring gas mains, and where appropriate and when related to the gas main renewal or retirement activity, relocate inside meters and renew service lines.
Other
The Company is unable to predict the outcome of the unresolved regulatory matters discussed herein. Resolution of these matters is dependent upon future MPSC orders and appeals, which may materially impact the financial position, results of operations and cash flows of the Company.
NOTE 8 — SHORT-TERM CREDIT ARRANGEMENTS AND BORROWINGS
MichCon has a $181 million, five-year unsecured revolving credit agreement expiring in October 2010 and a $250 million, two-year unsecured revolving credit agreement expiring in April 2011. The five-year and two-year revolving credit facilities are with a syndicate of 22 banks and may be used for general corporate borrowings, but are intended to provide liquidity support for the Company’s commercial paper program. No one bank provides more than 8.5% of the commitment in any facility. Borrowings under the facilities are available at prevailing short-term interest rates. The above agreements require the Company to maintain a total funded debt to capitalization ratio, as defined in the agreements, of no more than 0.65 to 1. At June 30, 2010, the debt to total capitalization ratio for MichCon is 0.47 to 1. Should the Company have delinquent obligations of at least $50 million to any creditor; such delinquency will be considered a default under the Company’s credit agreements. There was no commercial paper or other short-term borrowings outstanding at June 30, 2010 and $327 million of commercial paper outstanding at December 31, 2009 under these credit agreements.

NOTE 9 — COMMITMENTS AND CONTINGENCIES
Environmental
Contaminated Sites — Prior to the construction of major interstate natural gas pipelines, gas for heating and other uses was manufactured locally from processes involving coal, coke or oil. The Company owns, or previously owned, 14 such former manufactured gas plant (MGP) sites. Investigations have revealed contamination related to the by-products of gas manufacturing at each site. In addition to the MGP sites, the Company is also in the process of cleaning up other contaminated sites. Cleanup activities associated with these sites will be conducted over the next several years.
The MPSC has established a cost deferral and rate recovery mechanism for investigation and remediation costs incurred at former MGP sites. Accordingly, the Company recognizes a liability and corresponding regulatory asset for estimated investigation and remediation costs at former MGP sites. As of June 30, 2010 and December 31, 2009, the Company had $35 million and $36 million, respectively, accrued for remediation.
Any significant change in assumptions, such as remediation techniques, nature and extent of contamination and regulatory requirements, could impact the estimate of remedial action costs for the sites and affect the Company’s financial position and cash flows. However, the Company anticipates the cost deferral and rate recovery mechanism approved by the MPSC will prevent environmental costs from having a material adverse impact on results of operations.
Labor Contracts
There are several bargaining units for the Company’s union employees. The majority of the union employees are under a contract that expires in October 2013.
Purchase Commitments
As of June 30, 2010, the Company was party to numerous long-term purchase commitments relating to a variety of goods and services required for its business. These agreements primarily consist of long-term gas purchase and transportation agreements. The Company estimates that these commitments will be approximately $1.6 billion through 2051. MichCon also estimates that 2010 capital expenditures will be approximately $150 million. The Company has made certain commitments in connection with expected capital expenditures.
Bankruptcies
The Company buys and sells gas and gas transportation and storage services to numerous companies operating in the steel, automotive, energy, retail and other industries. Certain of its customers have filed for bankruptcy protection under Chapter 11 of the U.S. Bankruptcy Code. The Company regularly reviews contingent matters relating to these customers and its sale contracts and it records provisions for amounts considered at risk of probable loss. The Company believes its previously accrued amounts are adequate for probable losses. The final resolution of these matters is not expected to have a material effect on its consolidated financial statements.
Other Contingencies
The Company is involved in certain legal, regulatory, administrative and environmental proceedings before various courts, arbitration panels and governmental agencies concerning claims arising in the ordinary course of business. These proceedings include certain contract disputes, additional environmental reviews and investigations, audits, inquiries from various regulators, and pending judicial matters. The Company cannot predict the final disposition of such proceedings. The Company regularly reviews legal matters and records provisions for claims that it can estimate and are considered probable of loss. The resolution of these pending proceedings is not expected to have a material effect on its operations or financial statements in the periods they are resolved.
See Note 7 for a discussion of contingencies related to Regulatory Matters.

NOTE 10 — RETIREMENT BENEFITS AND TRUSTEED ASSETS
The following details the components of net periodic benefit costs (credit) for pension benefits and other postretirement benefits:

	Pension Benefits		Other Postretirement Benefits
(in Millions)	2010	2009	2010	2009
Three Months Ended June 30
Service cost	$3	$2	$3	$3
Interest cost	10	11	7	7
Expected return on plan assets	(20)	(22)	(6)	(4)
Amortization of:
Net actuarial loss	4	1	3	2
Net transition liability	—	—	1	1

Net periodic benefit cost (credit)	$(3)	$(8)	$8	$9

	Pension Benefits		Other Postretirement Benefits
(in Millions)	2010	2009	2010	2009
Six Months Ended June 30
Service cost	$6	$4	$7	$7
Interest cost	21	21	14	15
Expected return on plan assets	(40)	(43)	(12)	(9)
Amortization of:
Net actuarial loss	8	1	5	4
Net transition liability	—	—	2	1

Net periodic benefit cost (credit)	$(5)	$(17)	$16	$18

Pension and other Postretirement Contributions
The Company does not expect to make a contribution to its pension plans in 2010.
The Company expects to contribute $60 million to its postretirement medical and life insurance benefit plans during 2010. The Company maintains a Grantor Trust to fund other postretirement benefit obligations. During the 2010 second quarter, $25 million was transferred from the Grantor Trust to fund a postretirement medical plan trust.
Healthcare Legislation
In March 2010, the Patient Protection and Affordable Care Act (PPACA) and the Health Care and Education Reconciliation Act (HCERA) were enacted into law (collectively, the “Act”). The Act is a comprehensive health care reform bill. A provision of the PPACA repeals the current rule permitting deduction of the portion of the drug coverage expense that is offset by the Medicare Part D subsidy, effective for taxable years beginning after December 31, 2012.
MichCon’s retiree healthcare plan includes the provision of postretirement prescription drug coverage (“coverage”) which is included in the calculation of the recorded other postemployment benefit (OPEB) obligation. Because the Company’s coverage meets certain criteria, MichCon is eligible to receive the Medicare Part D subsidy. With the enactment of the Act, the subsidy will continue to not be subject to tax, but an equal amount of prescription drug coverage expenditures will not be deductible. Income tax accounting rules require the impact of a change in tax law be recognized in continuing operations in the Consolidated Statements of Operations in the period that the tax law change is enacted.
This change in tax law required a remeasurement of the Deferred Tax Asset related to the OPEB obligation and the Deferred Tax Liability related to the OPEB Regulatory Asset. The net impact of the remeasurement is $4 million and has been deferred as a Regulatory Asset as the traditional rate setting process allows for the recovery of income tax costs.